EXHIBIT 5.1

                     [Letterhead of Robert F. Schultz, Esq.]

                                                                    May 23, 2000

Ampco-Pittsburgh Corporation
600 Grant Street
Pittsburgh, PA 15219-2700

Dear Sirs:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the 300,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the "Company"), under the Company's 1997 Stock Option Plan (the "Plan"), it is my opinion that all necessary corporate proceedings have been taken to authorize the issuance of the shares of Common Stock issuable under the Plan, and all such shares, upon issuance in accordance with the Plan and upon full payment in cash for such shares, will be validly issued and outstanding and fully paid and non-assessable. In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of the Company and such other papers as I have deemed relevant and necessary as a basis for my opinion. I have relied on such certificates in connection with the accuracy of factual matters contained in such documents which were not independently established.
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         I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission.

                                               Very truly yours,


                                               /s/ Robert F. Schultz, Esq.
                                               ---------------------------
                                               Robert F. Schultz, Esq.